Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Rocky Krivijanski	Kelly Reisdorf
Phone: 571-343-7003	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY20 First Quarter Operating Results

Vista Outdoor Updates Guidance to Reflect Sale of Savage Arms

Vista Outdoor Reduces Long-Term Debt in Half from Peak

Anoka, MN, August 8, 2019 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the first quarter of its Fiscal Year 2020 (FY20), which ended on June 30, 2019.

"We've now completed the first phase of Vista Outdoor's turnaround," said Vista Outdoor Chief Executive Officer Chris Metz. "By divesting our Eyewear business and now our Savage firearms business, we've right-sized our portfolio to brands who are, or can be, market leaders in their space. While we continued to see softness and challenges in our markets in the first quarter of Fiscal Year 2020, I remain confident in our plan to restore our brands to greatness. We are mitigating unprecedented challenges while making continued progress to a more growth-centric Vista Outdoor."

For the first quarter ended June 30, 2019:

•
Sales were $460 million, down 13 percent from the prior-year quarter, down 7 percent on an organic basis, excluding results from the sale of our Eyewear brands, which were sold in the second quarter of Fiscal Year 2019. Sales for our ammunition business were $214 million, down 1.5 percent from the prior year quarter.

•	Gross profit was $95 million, down 16 percent from the prior year quarter, down 8 percent on an adjusted organic basis, excluding results from the sale of our Eyewear brands.

•
Operating expenses were $100 million, which reflects a pre-tax, non-cash $9 million impairment related to a loss on the sale of Savage and Stevens firearms brands. This compares to $153 million of operating expenses in the prior-year quarter. Adjusted operating expenses were $89 million compared to $94 million in the prior year quarter on an organic basis, excluding results from the sale of our Eyewear brands.

•
Including the pre-tax, non-cash held-for-sale asset impairment charge, fully diluted earnings per share (EPS) was $(0.29), compared to $(0.91) in the prior year quarter. Adjusted EPS was $(0.08), compared to $0.00 in the prior year quarter.

•
Cash flow used in operating activities year-to-date was $36 million, compared to $74 million provided by operations in the prior year period. Year-to-date free cash flow was negative $45 million, compared to free cash flow of positive $70 million in the prior year period.

•	Tax rate was (4.6) percent compared to 1.4 percent in the prior year quarter. The adjusted tax rate was 10.0 percent, compared to 119.1 percent in the prior year quarter.

Please see the tables in this press release for a reconciliation of non-GAAP adjusted gross profit, operating expenses, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2020

"We are pleased to have closed on the divestiture of Savage Arms and reduced our debt by another $150 million or 20 percent. This brings our long-term debt balance down to approximately $590 million, which is a 50 percent reduction from our peak long-term debt balance of approximately $1.176 billion. In addition, we've also successfully reduced adjusted operating expenses in our remaining business units by an additional 6 percent compared to the prior year quarter, demonstrating our ongoing commitment to continuously improving operational efficiency. Our guidance has been updated to reflect expected results for the full Fiscal Year 2020, which included our firearms business units in the first quarter." said Mick Lopez, Vista Outdoor Chief Financial Officer.

Vista Outdoor's updated guidance for FY20 to reflect the sale of Savage Arms is as follows:

•	Sales in a range of $1.79 billion to $1.89 billion, compared to $1.94 billion to $2.03 billion

•	Interest expense of approximately $40 million, compared to $45 million to $50 million

•	Tax rate reported of 140 percent and adjusted of approximately (25) percent, compared to a tax rate reported and adjusted of approximately 5 percent

•	Earnings per share in a range of $(0.03) to $0.12 and adjusted earnings per share of $0.10 to $0.25, compared to earnings per share of $0.28 to $0.38

•	Capital expenditures of approximately $40 million, compared to $45 million to $50 million

•	Free cash flow in a range of $30 million to $40 million, compared to $55 million to $65 million

The company also expects FY20 EBITDA margins of approximately 6 percent. FY20 guidance does not include the impact of any additional future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its first quarter FY20 financial results on August 8, 2019, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 1001984.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit, and Earnings Per Share
The adjusted gross profit, adjusted operating expenses, adjusted earnings before interest and tax (EBIT), adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating expenses, EBIT, tax rate, net income, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, transaction costs, impairment of held-for-sale assets, valuation allowance, and transformation. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

3 months ended June 30, 2019
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Taxes	Income Tax Rate		Net Income	EPS
As reported	$95,078	$99,832	$(4,754)	$737	(4.6)%		$(16,615)	$(0.29)
Contingent consideration	—	(843)	843	202			641	0.01
Transaction costs	—	(401)	401	96			305	0.01
Impairment of held-for-sale assets	—	(9,429)	9,429	—			9,429	0.16
Valuation allowance	—	—	—	(1,555)			1,555	0.03
As adjusted	$95,078	$89,159	$5,919	$(520)	10.0%		$(4,685)	$(0.08)

3 months ended July 1, 2018
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Income Tax	Income Tax Rate		Net Income	EPS
As reported	$113,338	$152,943	$(39,605)	$(729)	1.4%		$(52,348)	$(0.91)
Contingent consideration	—	(843)	843	202		—	641	0.01
Transaction costs	—	(1,215)	1,215	292		—	923	0.02
Impairment of held-for-sale assets	—	(44,921)	44,921	—			44,921	0.78
Transformation	5,207	(2,182)	7,389	1,773			5,616	0.10
As adjusted	$118,545	$103,782	$14,763	$1,538	119.1%		$(247)	$—

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended June 30, 2019 and July 1, 2018. EPS amounts may not foot due to rounding.

For the 3 months ended June 30, 2019:

During the quarter ended June 30, 2019, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid during the third quarter of this fiscal year, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended June 30, 2019, we incurred transaction costs associated with possible transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended June 30, 2019, Vista Outdoor recognized a loss of $9 million related to the impairment of the firearms held-for-sale assets. Given the infrequent and unique nature of the firearms business divestiture, the company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter ended June 30, 2019, we recorded a valuation allowance of $1.6 million. Due to previous impairments, the Company continues to be in a three-year cumulative loss position resulting in a valuation allowance on its deferred tax assets. Given the infrequent and unique nature of this valuation allowance, we do not believe the $1.6 million tax expense related to the valuation allowance of the deferred tax assets is indicative of operations of the company.

For the 3 months ended July 1, 2018:

During the quarter ended July 1, 2018, Vista Outdoor recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended July 1, 2018, Vista Outdoor incurred transaction costs associated with possible transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended July 1, 2018, Vista Outdoor recognized an impairment of $45 million related to an expected loss on the sale of the Eyewear business consisting of the Bollé, Cébé and Serengeti brands. The loss is attributable primarily to cumulative foreign currency translation adjustments for these entities that will be reclassified to earnings upon sale of the entities. Given the infrequent and unique nature of the Eyewear divestiture, the company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter ended July 1, 2018, Vista Outdoor incurred business transformation costs related to consulting services associated with a strategic supply chain efficiency initiative. These consulting services costs are directly related to improving efficiencies of inventory procurement and are therefore classified as costs of goods sold. Of the $5.2 million of cost of goods sold, $3.1 million and $2.1 million relate to the Outdoor Products and Shooting Sports segments, respectively. During the quarter ended July 1, 2018, Vista Outdoor also incurred business transformation costs related to consulting services for the review of the company’s organizational structure and portfolio of brands. Given the infrequent and unique nature of these business transformation costs, the company believes these costs are not indicative of ongoing operations. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

Free Cash Flow
Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: transaction costs paid to date and transformation costs paid to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	3 months ended June 30, 2019	3 months ended July 1, 2018	Projected year ending March 31, 2020
Cash (used for) provided by operating activities	$(36,168)	$74,172	$69,599–$79,599
Capital Expenditures	(9,212)	(9,949)	~(40,000)
Transaction costs	401	511	401
Transformation costs	—	5,616	—
Free cash flow	$(44,979)	$70,350	$30,000–$40,000

Adjusted Earnings Per Share - Guidance Reconciliation Table
The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for contingent consideration, current transactions, impairment of held-for-sale assets, and valuation allowance is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY20 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including contingent consideration, transaction costs and impairment of held-for-sale assets.	$(0.03)	$0.12
Contingent consideration	0.01	0.01
Transaction costs	0.01	0.01
Impairment of held-for-sale assets	0.16	0.16
Valuation allowance	(0.05)	(0.05)
Adjusted EPS guidance	$0.10	$0.25

About Vista Outdoor Inc.
Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

#          #          #

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Quarter ended
(Amounts in thousands except per share data)	June 30, 2019	July 1, 2018
Sales, net	$459,774	$528,836
Cost of sales	364,696	415,498
Gross profit	95,078	113,338
Operating expenses:
Research and development	6,494	6,968
Selling, general, and administrative	83,909	101,054
Impairment of held-for-sale assets	9,429	44,921
Income (loss) before interest and income taxes	(4,754)	(39,605)
Interest expense, net	(11,124)	(13,472)
Income (loss) before income taxes	(15,878)	(53,077)
Income tax provision (benefit)	737	(729)
Net income (loss)	$(16,615)	$(52,348)
Earnings (loss) per common share:
Basic	$(0.29)	$(0.91)
Diluted	$(0.29)	$(0.91)
Weighted-average number of common shares outstanding:
Basic	57,722	57,454
Diluted	57,722	57,454

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	June 30, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$31,595	$21,935
Net receivables	363,364	344,249
Net inventories	387,676	344,491
Assets held for sale	195,938	207,607
Other current assets	23,678	21,180
Total current assets	1,002,251	939,462
Net property, plant, and equipment	207,416	215,592
Operating lease assets	72,349	—
Goodwill	204,496	204,496
Net intangible assets	355,699	360,520
Deferred charges and other non-current assets	19,090	17,953
Total assets	$1,861,301	$1,738,023
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$19,335	$19,335
Accounts payable	128,670	99,283
Accrued compensation	25,421	36,456
Accrued income taxes	845	436
Federal excise tax	20,128	18,482
Liabilities held for sale	38,733	46,030
Other current liabilities	105,061	97,175
Total current liabilities	338,193	317,197
Long-term debt	740,312	684,670
Deferred income tax liabilities	17,214	17,757
Long-term operating lease liabilities	75,799	—
Accrued pension and postemployment benefits	45,423	46,083
Other long-term liabilities	49,411	63,276
Total liabilities	1,266,352	1,128,983

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,745,745 shares as of June 30, 2019 and 57,710,934 shares as of March 31, 2019	577	577
Additional paid-in capital	1,752,760	1,752,419
Accumulated deficit	(821,584)	(804,969)
Accumulated other comprehensive loss	(82,620)	(82,967)
Common stock in treasury, at cost — 6,218,694 shares held as of June 30, 2019 and 6,253,505 shares held as of March 31, 2019	(254,184)	(256,020)
Total stockholders' equity	594,949	609,040
Total liabilities and stockholders' equity	$1,861,301	$1,738,023

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	3 months ended
(Amounts in thousands)	June 30, 2019	July 1, 2018
Operating Activities:
Net income (loss)	$(16,615)	$(52,348)
Adjustments to net income (loss) to arrive at cash (used for) provided by operating activities:
Depreciation	11,290	14,139
Amortization of intangible assets	5,097	6,842
Impairment of held-for-sale assets	9,429	44,921
Amortization of deferred financing costs	580	1,268
Deferred income taxes	(168)	(3,302)
Loss on disposal of property, plant, and equipment	—	(50)
Stock-based compensation	2,190	2,368
Changes in assets and liabilities:
Net receivables	(4,749)	26,935
Net inventories	(53,811)	(36,620)
Accounts payable	29,098	55,945
Accrued compensation	(11,026)	(9,555)
Accrued income taxes	992	(617)
Federal excise tax	(881)	(52)
Pension and other postretirement benefits	101	(184)
Other assets and liabilities	(7,695)	24,482
Cash (used for) provided by operating activities	(36,168)	74,172
Investing Activities:
Capital expenditures	(9,212)	(9,949)
Proceeds from the disposition of property, plant, and equipment	85	65
Cash used for investing activities	(9,127)	(9,884)
Financing Activities:
Borrowings on lines of credit	120,239	40,000
Payments on lines of credit	(60,240)	(40,000)
Payments made on long-term debt	(4,834)	(33,000)
Payments made for debt issuance costs	(103)	(2,759)
Settlement from former parent	—	13,047
Shares withheld for payroll taxes	(297)	(830)
Cash provided by (used for) financing activities	54,765	(23,542)
Effect of foreign exchange rate fluctuations on cash	190	(256)
Increase in cash and cash equivalents	9,660	40,490
Cash and cash equivalents at beginning of period	21,935	22,870
Cash and cash equivalents at end of period	$31,595	$63,360